Exhibit (n)(4)

Report of Independent Registered Public Accounting Firm on Financial Statement Schedule

To the Board of Directors and Stockholders
of NGP Capital Resources Company:

Our audits of the consolidated financial statements and of the effectiveness of internal control over financial reporting referred to in our report dated March 11, 2011 appearing in the accompanying to Registration Statement on Form N-2 also included an audit of the senior securities table appearing on page 58 of the Registration Statement. In our opinion, the senior securities table presents fairly, in all material respects, the information set forth therein when read in conjunction with the related consolidated financial statements.

/s/ PricewaterhouseCoopers LLP

Houston, Texas
April 28, 2011